Exhibit 10.12

PROMISSORY NOTE

U.S. $15,000	Date: February 11, 2019

FOR VALUE RECEIVED, Alternative Investment Corporation (“Borrower”) promises to pay to the order of Alternative Strategy Partners Pte Ltd (“Lender”), the sum of U.S. $15,000, at an interest rate of 8% per annum on the unpaid balance. The Maturity Date is twelve (12) months from the Effective Date (the “Maturity Date”) and is the date upon which the Principal Sum of this Note and unpaid interest and fees (the “Note Amount”) shall be due and payable.

In the event this Note is not paid on the Maturity Date, the Borrower promises to pay, in addition to the unpaid principal sum, together with all accrued interest, all costs of collection including reasonable attorney’s fees.

In addition to any late payment charge which may be due under this Note, once the indebtedness evidenced by this Note is due, the Borrower shall thereafter pay interest on the outstanding principal balance from the Maturity Date, until the date of this Note is paid in full at an interest rate of 18% per annum.

The Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

Alternative Strategy Partners Pte Ltd	Alternative Investment Corporation
Yuhi Horiguchi	Antonio Treminio
Chief Executive Officer & Director	Chief Executive Officer & Director